 FOR IMMEDIATE RELEASE
                                                            Contact:    Bob Deere
                                                       Chief Financial Officer
                                                       (713) 860-2516

GENESIS ENERGY, L.P. REPORTS FIRST QUARTER 2009 RESULTS

Houston, Texas – May 6, 2009 – Genesis Energy, L.P. (AMEX:GEL) reported today increased quarterly net income and Available Cash before Reserves compared to the same period in 2008. Results for the quarter ended March 31, 2009 included the following items:

•	Net income for the first quarter of 2009 was $5.3 million, or $0.16 per unit. In the first quarter of 2008, Genesis had net income of $1.6 million, or $0.03 per unit.

•
For the first quarter of 2009, we generated total Available Cash before Reserves of $21.3 million as compared to $15.8 million in the first quarter of 2008. The increase in Available Cash before Reserves was primarily a result of improvements in segment margin in large part resulting from acquisitions in 2008.  Available Cash before Reserves is a non-GAAP measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities.  Net cash provided by operating activities was $3.2 million and $17.4 million for the first quarter of 2009 and 2008, respectively.

•
On May 15, 2009, we will pay a total quarterly distribution of $14.7 million, with $13.3 million to our common unitholders, or $0.3375 per unit, and $1.4 million to our general partner including its incentive distribution, attributable to our financial and operational results for the first quarter of 2009.  Given the total Cash Available before Reserves generated for the fourth quarter of 2009, the coverage ratio for our total distribution was approximately 1.5 times.

•
The distribution for the first quarter of 2009 is the fifteenth consecutive quarter with an increase in the per unit distribution.  The distribution of $0.3375 per unit represents a 2.3% increase in the distribution paid relative to the previous quarter and an approximately 12.5% increase over the year earlier period.

Grant Sims, CEO said “We are extremely pleased with our quarterly results, especially in the context of the challenging macroeconomic operating environment.  As we discuss in greater detail later, the partnership’s assets, and especially its employees, have responded to the challenge.  We have worked hard to manage our costs and look for incremental opportunities across all of our business segments.”

Sims added, “As we commented three months ago, we believe we are as well-positioned  as anyone to weather the current environment, both financially and because of the partnership’s operational and commercial diversification.  We don’t know when things will return to normal or if normal has been redefined.  We do know that our goal is unchanged, and that is to work creatively and tirelessly to deliver long-term value for all of our stakeholders.”

Financial Results

Net income for the first quarter increased by $3.6 million over the same period in the previous year.  The increase resulted from a $7.6 million increase in margin from our operating segments and a $1.4 million decline in depreciation and amortization, offset by increases in our corporate general and administrative expenses, interest expense and income tax expense.

Segment Margin

Segment margin is defined and reconciled later in this press release to income before income taxes and minority interest.  As we have integrated the acquisition we made in 2007, we changed our definition of segment margin and have reflected those changes in the discussions that follow.  Segment margin now includes costs such as general and administrative costs that are directly incurred by the business segment.  Segment margin will also include all payments received under direct financing leases.  In order to improve comparability between periods, we will exclude from segment margin the non-cash effects of our equity-based compensation plans which are impacted by the changes in market prices of our units.  The following table presents selected financial information by segment for the three month reporting periods:

	Pipeline	Refinery	Supply &	Industrial
	Transportation	Services	Logistics	Gases (a)	Total
Three Months Ended March 31, 2009
Segment margin excluding
depreciation and amortization	$10,225	$12,759	$5,956	$3,023	$31,963

Capital expenditures	$2,090	$1,800	$11,638	$21	$15,549
Maintenance capital
expenditures	$274	$493	$181	$-	$948

Revenues:
External customers	$11,315	$49,905	$188,544	$3,729	$253,493
Intersegment	1,093	(1,611)	518	-	-
Total revenues of reportable segments	$12,408	$48,294	$189,062	$3,729	$253,493

Three Months Ended March 31, 2008
Segment margin excluding
depreciation and amortization	$4,661	$12,430	$4,061	$3,199	$24,351

Capital expenditures	$1,278	$1,151	$4,603	$2,210	$9,242
Maintenance capital
expenditures	$165	$281	$330	$-	$776

Revenues:
External customers	$6,788	$43,912	$431,615	$3,870	$486,185
Intersegment	1,497	-	(1,497)	-	-
Total revenues of reportable segments	$8,285	$43,912	$430,118	$3,870	$486,185

(a)
Segment margin was calculated as revenues less cost of sales, operating expenses and segment general and administrative expenses, plus our share of the distributable cash generated by our joint ventures.  Segment margin also excludes the non-cash effects of our stock-based compensation plans, and includes the non-income portion of payments received under direct financing leases.  A reconciliation of segment margin to income before income taxes and non-controlling interests is presented for periods presented in the table at the end of this release.

Pipeline transportation segment margin for the first quarter of 2009 increased $5.6 million as compared to the first quarter of 2008.  Two CO2 pipeline dropdown transactions from Denbury completed at the end of May 2008 added $7.5 million to segment margin for the first quarter of 2009, with $5.2 attributable to the NEJD pipeline and $2.3 million to the Free State pipeline.  Throughput increased on the Mississippi and Texas crude oil pipeline systems, while Jay System volumes declined 5,183 barrels per day primarily as a result of a producer connected to the Jay System curtailing production volumes.  Pipeline loss allowance volumes declined 10,700 barrels from the first quarter of 2008.  The decline in volumes in addition to a decline in crude oil market prices resulted in a decrease of $1.7 million from our pipeline loss allowance revenues.  Operating costs were consistent quarter to quarter.

Refinery services segment margin increased from $12.4 million in the 2008 first quarter to $12.8 million in the 2009 period.  Segment margin was impacted by a decline in sales volumes of NaHS of 15,513 dry short tons due to macroeconomic conditions that have negatively affected the short-term demand for NaHS, primarily in mining and industrial activities.  To help mitigate the financial effects of the decline in NaHS sales, we have been successful in selling caustic soda not needed in our operations and using existing logistical assets to support these marketing activities.  Additionally, cost management and logistics optimization lessened the impact of the reduction in NaHS sales volumes.  Cost components of the refinery services business continued to be volatile in the first quarter of 2009.  Market prices for caustic soda ranged from $400 to $500 per dry short ton (DST) during the first quarter of 2008 compared to prices of $580 to $750 per DST in the first quarter of 2009.  Freight costs decreased period to period due to declines in freight demand and diesel fuel prices.

Supply and logistics segment margin was $6.0 million in the first quarter of 2009 compared to $4.1 million in the first quarter of 2008.  The barge operations acquired in July 2008 added approximately $3.1 million to segment margin in the first quarter of 2009. Contango pricing in the crude oil market provided opportunities to us to place more barrels in storage tanks to take advantage of higher oil prices for future deliveries. During the first quarter of 2009, we added 188,000 barrels of crude oil to inventory and recorded $0.5 million of segment margin related to storing crude oil.   Operating costs in the first quarter of 2009, excluding $4.4 million of costs related to the barge operations, declined by approximately $5.5 million from the 2008 comparable period.  Decreased costs resulted from lower volumes acquired in our petroleum products marketing activities, lower fuel costs, and other efficiencies we have achieved since acquiring the Davison businesses.  Offsetting these improvements to segment margin was a decrease of 16% in the volume of petroleum products we acquired and marketed.  As demand for gasoline has declined due to economic conditions, refiners have reduced refinery production resulting in less availability to us of fuel oil and other products.

Other Components of Net Income

We are amortizing our intangible assets over the period during which the intangible asset is expected to contribute to future cash flows.  As a result, amortization is generally greater in the initial years after an acquisition.  The amount we recorded as depreciation and amortization expense declined in the first quarter of 2009 as compared to the first quarter of 2008.

Corporate general and administrative expenses increased $2.3 million between the first quarter periods.  The non-cash charge in the first quarter of 2009 related to the compensation arrangement between our senior executives and our general partner resulted in $2.1 million of this change.  Our general partner will bear the cash cost of this arrangement.

Although our average debt balance was greater in the first quarter of 2009 than the same period in 2008, lower market interest rates substantially offset the effect.  Our average interest rate under our credit facility during the first quarter of 2009 was approximately 4.1% less than in the first quarter of 2008.  Our average outstanding debt balance under the facility was approximately $248 million more in the first quarter of 2009. The increase in average debt resulted primarily from the CO2 pipeline dropdown transactions in May 2008.

Income tax expense is based on the non-qualified income generated in the period.  In the first quarter of 2009, non-qualified income increased in relation to the tax deductions attributable to that income, resulting in an increase in income tax expense.  As the majority of our operations are not taxable to us, income tax expense is not expected to be significant.

Available Cash

Several adjustments to net income are required to calculate Available Cash before Reserves.  The calculation of Available Cash before Reserves for the quarters ended March 31, 2009 and 2008 is as follows:

	Three Months Ended
	March 31, 2009	March 31, 2008
	(in thousands)

Net income attributable to Genesis Energy, L.P.	$5,290	$1,645
Depreciation and amortization	15,419	16,789
Cash received from direct financing leases not
included in income	907	147
Cash effects of sales of certain assets	405	245
Effects of available cash generated by equity method
investees not included in income	(1,289)	423
Cash effects of stock appreciation rights plan	(4)	(158)
Non-cash tax expense (benefit)	460	(1,626)
Earnings of DG Marine in excess of distributable cash	(1,970)	-
Other non-cash items, net, including equity-based
compensation	3,072	(902)
Maintenance capital expenditures	(948)	(776)
Available Cash before reserves	$21,342	$15,787

We generated Available Cash before Reserves (a non-GAAP measure) of $21.3 million during the first quarter of 2009.  Net cash flows provided by operating activities were $3.2 million for the first quarter period in 2009.  (Please see the accompanying schedules for a reconciliation of Available Cash before Reserves, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

Distributions

Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.0375 per unit, or 12.5%.  Distributions paid over the last four quarters, and the distribution to be paid for the first quarter of 2009, are as follows:

Per Unit
Distribution For	Date Paid	Amount
First quarter 2009	May 2009	$ 0.3375
Fourth quarter 2008	February 2009	$ 0.3300
Third quarter 2008	November 2008	$ 0.3225
Second quarter 2008	August 2008	$ 0.3150
First quarter 2008	May 2008	$ 0.3000

       The first quarter 2009 distribution will be paid May 15, 2009 to unitholders of record on May 4, 2009.

Earnings Conference Call

We will broadcast our Earnings Conference Call on Wednesday, May 6, 2009, at 10:00 a.m. Central time.  This call can be accessed at www.genesisenergylp.com.  Choose the Investor Relations button.  Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software.  For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days.  There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and, to a lesser extent, natural gas and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

(tables to follow)

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	March 31, 2009	March 31, 2008

Revenues	$253,493	$486,185
Costs of sales	222,517	459,095
General and administrative expenses	8,754	8,524
Depreciation and amortization expense	15,419	16,789
(Gain) loss from disposal of surplus assets	(218)	18
OPERATING INCOME	7,021	1,759
Equity in earnings of joint ventures	1,906	178
Interest expense, net	(3,035)	(1,669)
Income before income taxes	5,892	268
Income tax (expense) benefit	(591)	1,377
NET INCOME	5,301	1,645
Non-controlling interests	(11)	-
NET INCOME ATTRIBUTABLE TO
GENESIS ENERGY, L.P.	$5,290	$1,645

NET INCOME PER COMMON UNIT -
BASIC AND DILUTED	$0.16	$0.03

Volume data:
Crude oil pipeline barrels per day (total)	64,624	66,032
Mississippi Pipeline System barrels per day	25,364	22,854
Jay Pipeline System barrels per day	9,433	14,616
Texas Pipeline System barrels per day	29,827	28,562
Free State CO2 System Mcf per day	171,293	-
NaHS dry short tons sold	26,229	41,742
Crude oil and petroleum products barrels per day	41,489	46,939
CO2 sales Mcf per day	69,833	73,062

Genesis Energy, L.P.
Consolidated Balance Sheets - Unaudited
(in thousands)

	March 31, 2009	December 31, 2008

ASSETS
Cash	$15,392	$18,985
Accounts receivable	109,589	115,104
Inventories	25,390	21,544
Other current assets	15,328	12,494
Total current assets	165,699	168,127
Property, net	291,445	282,105
CO2 contracts, net	23,380	24,379
Joint ventures and other investments	20,997	19,468
Investment in direct financing leases	176,195	177,203
Intangible assets, net	158,781	166,933
Goodwill	325,046	325,046
Other assets	15,994	15,413
Total Assets	$1,177,537	$1,178,674

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$88,574	$99,559
Accrued liabilities	19,442	26,713
Total current liabilities	108,016	126,272
Long-term debt	398,800	375,300
Deferred tax liabilities	16,833	16,806
Other liabilities	2,818	2,834
Partners' Capital:
Genesis Energy, L.P. partners' capital	626,253	632,658
Non-controlling interests	24,817	24,804
Total partners' capital	651,070	657,462
Total Liabilities and Partners' Capital	$1,177,537	$1,178,674

Units Data:
Common units held by general partner and affiliates	4,028,096	4,028,096
Common units held by Davison family	11,781,379	11,781,379
Common units held by others	23,647,299	23,647,299
Total common units outstanding	39,456,774	39,456,774

SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION
RECONCILIATION TO INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS

	Three Months Ended
	March 31, 2009	March 31, 2008
	(in thousands)

Segment margin excluding depreciation and
amortization	$31,963	$24,351
Corporate general and administrative expenses	(7,501)	(5,229)
Depreciation, amortization and impairment	(15,419)	(16,789)
Net gain (loss) from disposal of surplus assets	218	(18)
Interest expense, net	(3,035)	(1,669)
Non-cash expenses not included in segment margin	(716)	192
Other non-cash items affecting segment margin	382	(570)
Income before income taxes	$5,892	$268

CALCULATION OF NET INCOME PER COMMON UNIT
	Three Months Ended
	March 31, 2009	March 31, 2008
Numerators for basic and diluted net income
per common unit:
Net income attributable to Genesis Energy, L.P.	$5,290	$1,645
Less: General partner's incentive distribution to
to be paid for the period	(1,125)	(429)
Add: Expense for Class B Membership Awards	2,146	-
Subtotal	6,311	1,216
Less: General partner 2% ownership	(126)	(24)
Income available for common unitholders	$6,185	$1,192

Denominator for basic per common unit:
Common Units	39,457	38,253

Denominator for diluted per common unit:
Common Units	39,457	38,253
Phantom Units	109	44
	39,566	38,297

Basic net income per common unit	$0.16	$0.03	(1)
Diluted net income per common unit	$0.16	$0.03	(1)

(1)  Amounts have been adjusted to reflect the adoption of EITF 07-4, which requires the subtraction in this calculation of the incentive distributions to be paid with respect to the quarter rather than incentive distributions paid in the quarter.  Previously reported basic and diluted net income per common unit was $0.04.

GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended
	March 31, 2009	March 31, 2008
	(in thousands)

Net cash flows from operating activities (GAAP measure)	$3,157	$17,383
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
reserves:
Maintenance capital expenditures	(948)	(776)
Proceeds from asset sales	405	245
Amortization and write-off of credit facility issuance
costs	(480)	(268)
Effects of available cash from joint ventures not
included in operating cash flows	217	84
DG Marine earnings in excess of distributable cash	(1,970)	-
Other items affecting Available Cash	750	-
Net effect of changes in operating accounts not included
in calculation of Available Cash	20,211	(881)
Available Cash before Reserves (Non-GAAP measure)	$21,342	$15,787

CHANGES IN OPERATING ACCOUNTS NOT INCLUDED IN CALCULATION
OF AVAILABLE CASH BEFORE RESERVES

	Three Months Ended
	March 31, 2009	March 31, 2008
	(in thousands)
Decrease (increase) in:
Accounts receivable	$ 3,971	$ (21,194)
Inventories	(2,851)	(1,928)
Other current assets	(2,373)	(371)
Increase (decrease) in:
Accounts payable	(10,099)	26,699
Accrued liabilities	(8,859)	(2,325)
Net changes in components of operating assets
and liabilities	$ (20,211)	$ 881

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measures of available cash.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance.  We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash. Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner.  This is an important financial measure to the public unitholders since it is an indicator of our ability to provide a cash return on their investment.  Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners.  Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

We define available cash as net income or loss plus: (1) depreciation and amortization expense; (2) cash proceeds from the sale of certain assets; (3) the addition of losses or subtraction of gains relating to the sale of assets; (4) payments under direct financing leases in excess of the amount recognized as income; (5) the addition of losses or subtraction of gains on derivative financial instruments; (6) available cash generated by equity method investments; (7) the subtraction of maintenance capital expenditures incurred to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of our assets and extend their useful lives; and (8) the addition of losses or subtraction of gains relating to other non-cash amounts affecting net income for the period.

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